EXHIBIT 10.17

DAVID T. KETTIG

TRANSACTION BONUS AGREEMENT

This Transaction Bonus Agreement (the “Agreement”) is made and entered into effective as of June 30, 2021, by and among AMIC Holdings Inc., a Delaware corporation (“AMIC”), Independence Holding Company, a Delaware corporation (“IHC”), Independence American Holdings Corp., a Delaware corporation (“IAHC”), and David T. Kettig (“Employee”).

RECITALS

Standard Security Life Insurance Company of New York, a New York corporation (“SSL”), IHC, as guarantor, and Employee entered into an Officer Employment Agreement, dated as of April 18, 2011 (the “Officer Employment Agreement”), which SSL subsequently assigned its obligations to AMIC pursuant to the Assignment and Assumption with Novation and Amendment of Officer Employment Agreement dated January 1, 2017 by and among SSL, AMIC and Employee.

IAHC and Employee entered into a Sale Bonus Agreement, dated as of November 7, 2016 (the “Sale Bonus Agreement”).

On May 17, 2021, IHC's subsidiaries IAHC and IHC SB Holdings, LLC (“SBH”) entered into a Stock Purchase Agreement with Iguana Capital, Inc. (“Iguana Capital”) and certain affiliates of Iguana Capital, including Iguana PP Holdings, Inc. (“Iguana Holdings”), a subsidiary of Iguana Capital, pursuant to which SBH will sell its entire 85% interest in PetPartners, Inc. to Iguana Holdings (“PetPartners Sale”).

On May 17, 2021, IHC, AMIC, IHC’s subsidiary Madison Investors Corp., Iguana Acquisition LLC (“Iguana Acquisition”) and its affiliate entered into a Stock Purchase Agreement, pursuant to which AMIC will sell its entire 100% interest in IAHC, which includes IAHC’s wholly owned subsidiary Independence American Insurance Company, an insurance company domiciled in the State of Delaware (“IAIC”), and certain other pet assets  to Iguana Acquisition (the “IAHC Sale” and together with the PetPartners Sale, the “Pet Business Sale”).

AMIC, IHC and Employee have mutually agreed that Employee will terminate his employment with AMIC, which will then permit him to become an employee of Iguana Capital and/or its affiliates.

IAHC and Employee have mutually agreed to cancel and terminate the Sale Bonus Agreement subject to the terms and conditions set forth herein.

IHC and Employee have agreed that Employee shall be eligible to receive a transaction bonus in recognition of Employee's efforts in connection with the Pet Business Sale provided that (i) the Sale Bonus Agreement is cancelled and terminated and Employee does

QB\68609588._

not receive any payments pursuant to it, and (ii) Employee waives any severance or any other monetary obligations he is entitled or eligible to receive under the Officer Employment Agreement.

IHC and Employee are parties to a Stock Option Award Agreement granted on January 4, 2019 (“Grant Date”) pursuant to which Employee received a non-incentive stock option exercisable for 52,800 shares of common stock of IHC (the “2019 Stock Option”), which vests 1/3 on each of the first three annual anniversaries of the Grant Date.  Of the 52,800 shares, 35,200 have vested and 17,600 shares are unvested (“Unvested Options”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Incorporation by Reference.  The Recitals above are hereby incorporated by reference as if set forth hereinafter.

2.Transaction Bonus.  Effective upon, and only upon, the consummation of the IAHC Sale, IHC shall pay Employee a lump sum payment of three million dollars ($3,000,000) within thirty (30) days of the consummation of the IAHC Sale (the “Transaction Bonus”).

3.Stock Options/Stock Appreciation Rights.  IHC has granted stock options and stock appreciation rights to Employee, including the 2019 Stock Option.  IHC shall accelerate the vesting date of the Unvested Options to June 30, 2021 subject to the terms and conditions of this Agreement.

4.Waiver and Release.  The parties agree that the Officer Employment Agreement shall terminate effective upon Employee's employment with Iguana Capital and/or its affiliates and that Employee's termination of employment with AMIC shall be treated as a “Disqualifying Termination” under the Officer Employment Agreement; provided that nothing in this Agreement shall supersede or cancel Employee's covenants under Section 4 of the Officer Employment Agreement.  The parties further agree that the Sale Bonus Agreement shall be cancelled and terminated effective upon the consummation of the IAHC Sale.  Following cancellation and termination of the respective agreements, Employee agrees to release IAHC, IHC, AMIC, SSL and their respective parents, subsidiaries, affiliates, and related entities from any and all, known and unknown, claims, obligations, and causes of actions under or related to (a) the Sale Bonus Agreement, (b) the Officer Employment Agreement, or (c) his employment with AMIC and its affiliates.  Employee specifically acknowledges that in consideration of receipt of the Transaction Bonus, he shall not be entitled to and shall not receive any payments, including bonuses or severance, under either the Sale Bonus Agreement or the Employment Agreement and that, except for the acceleration of the Unvested Options described in Section 3 above, his termination shall not result in the vesting of any benefits.

QB\68609588._

5.Miscellaneous.

(a)Governing Law.  The laws of the State of New York (without giving effect to its conflict of laws principles) will govern all matters arising out of or relating to this Agreement including, without limitation, its interpretation, construction, performance and enforcement.

(b)Arbitration.  All controversies and claims arising under or relating to this Agreement, or the relationships or transactions contemplated hereby, are to be resolved by arbitration in accordance with the rules of the American Arbitration Association before a panel of three (3) arbitrators selected in accordance with those rules.  Any such arbitration is to be conducted in New York, New York.  Such arbitrators are to apply the laws of the State of New York, without regard to its conflict of laws principles. Each party shall submit to any court of competent jurisdiction for purposes of enforcing any award, order or judgment.  Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced exclusively in any New York state or federal court of competent jurisdiction.  The arbitration specified in this Section 4(b) is intended to be the exclusive remedy available to each such party to this Agreement,

(c) Tax Withholding.  IHC may deduct from the payment hereunder any taxes or withholdings it is required to deduct pursuant to state, federal or other laws.  Employee will complete any documents, including tax forms, necessary to process payments under this Agreement.  Failure to timely do so at the request of IHC may delay payments under this Agreement.

(d)Amendments.  The parties hereto may amend this Agreement only by a written agreement of all the parties hereto that identifies itself as an amendment to this Agreement.

(e)Entire Agreement.  This Agreement constitutes the final agreement among the parties hereto relating to the matters contained herein and it is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement.  All prior and contemporaneous negotiations and agreements among and between the parties on the matters contained in this Agreement are hereby expressly superseded and replaced by this Agreement.  In entering into this Agreement, neither party hereto has relied upon any statement, representation, warranty or agreement of the other party.

(f)Counterparts.  The parties hereto may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement.  The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.  This Agreement is effective upon delivery of one executed counterpart from each party hereto to each other party.

(g)Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, Employee and Employee’s estate.   Employee may not assign or pledge

QB\68609588._

this Agreement or any rights arising hereunder. Each of IHC, AMIC and IAHC may assign this Agreement to a parent, subsidiary, or affiliated company.  Each of IHC, AMIC and IAHC also may assign this Agreement without Employee’s consent to any successor to its business that agrees in writing to be bound by this Agreement, after which assignment any reference to “IHC,” “AMIC,” or “IAHC,” as applicable, in this Agreement shall be deemed to be a reference to such successor, and IHC, AMIC or IAHC, as applicable, thereafter shall have no further primary, secondary or other responsibilities, obligations or liabilities under this Agreement of any kind.

(h)All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and sent to the parties at the addresses, facsimile numbers and email addresses set forth on the signature page of Agreement (or to such other address, facsimile number or email address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be deemed delivered: (i) upon delivery if delivered by hand; (ii) after one business day if delivered by a nationally recognized overnight courier (with all fees pre-paid); (iii) upon receipt if delivered by facsimile or e-mail of a PDF document (with confirmation of transmission); and (iv) after three (3) business days if delivered by certified or registered mail (in each case, return receipt requested, postage prepaid).

(i)409A. It is intended that the payments hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder so as not to subject Employee to payment of interest or any additional tax under Section 409A.  All terms of this Agreement which are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A.  This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. § 1.409A-1(b)(4).  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit will be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of IAHC, IHC and AMIC by a duly authorized officer, as of the day and year first above written.

[Signature Page Follows]

QB\68609588._

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of immediately following the Effective Time.

AMIC Holdings, Inc., a Delaware corporation	David T. Kettig

By: /s/ Vincent Furfaro	By: /s/ David T. Kettig
Name:Vincent Furfaro	Name:David T. Kettig
Title:Senior Vice President
Facsimile: ________________

Independence Holding Company, a Delaware corporation	Email: ___________________

By:/s/ Larry R. Graber
Name:Larry R. Graber
Title:Chief Life and Annuity Actuary
and Senior Vice President

Independence American Holdings Corp.,
a Delaware corporation

By:/s/ Teresa A. Herbert
Name:Teresa A. Herbert
Title:Vice President – Finance

The following shall be used for each of AMIC Holdings, Inc., Independence Holding Company and Independence American Holdings Corp.

96 Cummings Point Road

Stamford, CT  06902

Attn:  Teresa A. Herbert

Facsimile:  ______________

Email:  therbert@ihc-geneve.com

QB\68609588._